UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) — May 1, 2003

PHOTOGEN TECHNOLOGIES, INC.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation or organization)	File Number)	Identification No.)

140 Union Square Drive
New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

(215) 862-6860

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Item 5.        OTHER EVENTS.

On May 1, 2003, Photogen Technologies, Inc. (“Photogen”) executed a Going Forward Agreement with Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”).  Xmark holds secured debt of Alliance Pharmaceutical Corp. (“Alliance”).  The Going Forward Agreement provides, among other things, that Photogen will use commercially reasonable efforts to purchase by June 30, 2003 the assets related to Alliance’s imaging and diagnostics business, including Alliance’s Imagent® product.  Separately, Alliance and Photogen agreed to amend their term sheet to extend Photogen’s exclusive option to acquire the Imagent® business until July 15, 2003.

Photogen also agreed to register with the SEC, within 60 days, Xmark’s resale of shares Photogen has and will issue to Xmark.  If the closing of the acquisition of the Imagent® business occurs, we will disclose in our SEC filings additional terms concerning our additional obligations to Xmark.  Xmark agreed not to exercise any rights against Alliance as a creditor until June 30, 2003.

On May 1, 2003, Photogen also executed a Participation Agreement with Xmark pursuant to which Photogen agreed to purchase a one-third undivided interest in Xmark’s loan to Alliance.  Photogen paid $1,250,000 for this participation.  As a result, Photogen will have an undivided one-third interest in amounts Xmark collects from Alliance in connection with this loan.  Photogen does not have any interest in Alliance’s assets that are collateral for the Xmark loan by virtue of the Participation Agreement; however, Photogen currently has a lien subordinate to Xmark relating to the Imagent® business.

To obtain funds for acquiring the participation in Xmark’s loan to Alliance, Photogen issued a Revolving Convertible Senior Secured Promissory Note to Oxford BioScience Partners IV L.P. in the principal amount of up to $1,500,000.  This Note is secured by a first priority security interest on all of Photogen’s assets, bears interest at 7.25% per annum and is due on the earlier of August 5, 2003 or upon the occurrence of an “acceleration event.”  All principal and interest under the Note will convert into Photogen common stock upon completion of a qualified financing that closes before August 5, 2003.  The Note will be converted into the number of shares of Photogen common stock at the same price and on the same terms as are in effect for the other investors in the qualified financing; and Oxford BioScience will have the same rights, benefits and obligations as other investors in that financing.  The acceleration events include a breach of Photogen’s obligations or representations under a Security Agreement in favor of Oxford BioScience Partners; if Photogen files for bankruptcy protection or similar events occur indicating insolvency; if Photogen liquidates; or if Photogen incurs any debt senior or pari passu to the debt to Oxford BioScience.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

PHOTOGEN TECHNOLOGIES, INC.

By:	/s/ Brooks Boveroux
Brooks Boveroux, Chief Financial Officer

Dated: May 9, 2003